EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 26, 2006
PAYCHEX, INC. REPORTS RECORD FIRST QUARTER RESULTS
September 26, 2006
First Quarter Fiscal 2007 Highlights:
•	Increase of 17% in net income to $135.1 million.

•	Diluted earnings per share was $0.35, an increase of 17%.

•	Total revenue up 14%.

•	Payroll service revenue up 9% to $337.5 million.

•	Human Resource Services revenue grew 21% to $92.0 million.

•	Adopted the new accounting standard for stock-based compensation costs and recognized $6.5 million in the first quarter of fiscal 2007.
     ROCHESTER, NY, September 26, 2006 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced record net income of $135.1 million, or $0.35 diluted earnings per share, for the three months ended August 31, 2006 (the “first quarter”), a 17% increase over net income of $115.0 million, or $0.30 diluted earnings per share, for the same period last year. Total revenues were $459.4 million, a 14% increase over $403.7 million for the same period last year.
     “We continued our tradition of record financial results as demonstrated by a strong first quarter which provides a very good start to fiscal 2007. We entered the year knowing our first quarter comparisons would be difficult due to the exceptionally strong first quarter we experienced a year ago. I was pleased to see results better than we expected. Operating income margins excluding interest on funds held for clients and stock-based compensation costs were higher in the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
     “We continue to provide excellent results while remaining focused on investing for the long-term by improving our client service levels, offering new services, and increasing ancillary services penetration,” remarked Mr. Judge. “Our performance metrics of client base growth, check volume, and new-hire reporting were very good for the quarter driving the 9% increase in payroll service revenue. We expect to meet our fiscal 2007 guidance that we provided last quarter.”
     Human Resource Services revenue increased 21% to $92.0 million for the first quarter from the same period last year. The growth was generated from the following: retirement services client base increased 13% to 39,000 clients; client employees for our comprehensive human resource outsourcing services increased 31% to 312,000 client employees; and workers’ compensation services client base increased 19% to 54,000 clients. Additionally, the retirement services client employees’ funds increased 21% to $6.6 billion.
     Total expenses increased 13% to $273.0 million for the first quarter from the same period last year. Growth in total expenses was a result of increases in personnel and other costs related to retaining clients, promoting new services, and creating more efficient systems for selling and servicing through new and enhanced technology. Additionally, we incurred $6.5 million of stock-based compensation costs for the first quarter. Total expense growth would have been 11% excluding stock-based compensation costs.
     For the first quarter, our operating income was $186.4 million, an increase of 14% over the same period last year. Operating income excluding interest on funds held for clients and stock-based compensation costs increased 14% to $163.1 million and improved as a percent of service revenues to 38% from 37% for the same period last year.

     Interest on funds held for clients increased 55% to $29.8 million and corporate investment income increased 94% to $9.4 million, attributable to higher average interest rates and higher average investment balances, as summarized below:

	For the three months ended
	August 31,
$ in millions	2006	2005

Average investment balances:
Funds held for clients	$2,969.2	$2,742.0
Corporate investments	$1,001.0	$730.5

Average interest rates earned:
Funds held for clients	4.0%	2.7%
Corporate investments	3.7%	2.5%

OUTLOOK
     Our current outlook for the full fiscal year ending May 31, 2007, is the same as provided in our Annual Report on Form 10-K for the year ended May 31, 2006, except for the inclusion of the effect of the Federal Funds rate increase on June 29, 2006. The Federal Funds rate increases directly effect interest on funds held for clients and corporate investment income.
•	Total service revenue growth is projected to be in the range of 11% to 13%.

•	Interest on funds held for clients is expected to increase approximately 30% to 35%.

•	Total revenue growth is estimated to be in the range of 12% to 14%.

•	Corporate investment income is anticipated to increase approximately 55% to 60%.

•	Net income growth is expected to be in the range of 13% to 15%.
     Our projections are based on current economic and interest rate conditions continuing with no significant changes.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for September 27, 2006 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch, or Becky Cania	585-383-3074 585-387-6337
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, Readychex®, and check signing. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 543,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, those that are described in our filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K filed on July 21, 2006. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended
	August 31,
	2006	2005	% Change

Revenue:
Payroll service revenue	$337,511	$308,598	9%
Human Resource Services revenue	92,032	75,817	21%

Total service revenue	429,543	384,415	12%
Interest on funds held for clients (A)	29,831	19,300	55%

Total revenue	459,374	403,715	14%

Expenses:
Operating expenses (B)	148,084	133,421	11%
Selling, general and administrative expenses (B)	124,936	107,474	16%

Total expenses	273,020	240,895	13%

Operating income	186,354	162,820	14%

Investment income, net (A)	9,416	4,859	94%

Income before income taxes	195,770	167,679	17%

Income taxes	60,689	52,651	15%

Net income	$135,081	$115,028	17%

Basic earnings per share	$0.36	$0.30	20%

Diluted earnings per share	$0.35	$0.30	17%

Weighted-average common shares outstanding	380,360	378,810

Weighted-average common shares outstanding, assuming dilution	381,876	380,180

Cash dividends per common share	$0.16	$0.13	23%

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

(B)	Effective June 1, 2006, we adopted Statement of Financial Accounting Standard No. 123 (R), “Share-Based Payment.” In accordance with this standard, we recognized compensation costs for the fair value of stock-based awards of $6.5 million for the first quarter of fiscal 2007. These costs were reflected in the Consolidated Statements of Income with $1.9 million in operating expenses and $4.6 million in selling, general and administrative expenses.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	August 31,	May 31,
	2006	2006

ASSETS
Cash and cash equivalents	$343,911	$137,423
Corporate investments (A)	309,322	440,007
Interest receivable	25,934	38,139
Accounts receivable, net of allowance for doubtful accounts	194,891	189,835
Deferred income taxes	13,396	18,314
Prepaid income taxes	—	7,574
Prepaid expenses and other current assets	25,891	21,398

Current assets before funds held for clients	913,345	852,690
Funds held for clients (A)	3,797,904	3,591,611

Total current assets	4,711,249	4,444,301
Long-term corporate investments (A)	430,793	384,481
Property and equipment, net of accumulated depreciation	237,131	234,664
Intangible assets, net of accumulated amortization	59,973	60,704
Goodwill	405,842	405,842
Deferred income taxes	12,199	12,783
Other long-term assets	7,553	6,527

Total assets	$5,864,740	$5,549,302

LIABILITIES
Accounts payable	$47,067	$46,668
Accrued compensation and related items	97,215	130,069
Deferred revenue	5,748	5,809
Accrued income taxes	51,619	—
Legal reserve	20,307	15,625
Other current liabilities	37,091	34,008

Current liabilities before client fund deposits	259,047	232,179
Client fund deposits	3,805,798	3,606,193

Total current liabilities	4,064,845	3,838,372
Deferred income taxes	14,215	15,481
Other long-term liabilities	40,106	40,606

Total liabilities	4,119,166	3,894,459

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 380,430 shares at August 31, 2006, and 380,303 shares at May 31, 2006, respectively	3,804	3,803
Additional paid-in capital	294,149	284,395
Retained earnings	1,455,176	1,380,971
Accumulated other comprehensive loss	(7,555)	(14,326)

Total stockholders’ equity	1,745,574	1,654,843

Total liabilities and stockholders’ equity	$5,864,740	$5,549,302

(A)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected net unrealized losses of $11.6 million at August 31, 2006, compared with net unrealized losses of $22.0 million at May 31, 2006. During the first three months of fiscal 2007, the net unrealized loss position ranged from $29.5 million to $11.6 million. The net unrealized loss position of our combined investment portfolios was approximately $9.0 million at September 21, 2006.